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FORM 5                                                 OMB APPROVAL
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[X] Check this box if no longer            OMB Number                  3235-0362
    subject to Section 16. Form 4          Expires:            December 31, 2001
    or Form 5 obligations may continue.    Estimated average burden
    See Instruction 1(b).                   hours per response.............. 1.0
[ ] Form 3 Holdings Reported               -------------------------------------
[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    Clements        John            P.
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    (Last)         (First)       (Middle)

    5210 E. Williams Circle, Ste 200
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    (Street)

    Tucson,         AZ            85711
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Wavetech International, Inc. (ITEL)
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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

    ###-##-####
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4.  Statement for Month/Year

    08/31/2000
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5.  If Amendment, Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)

    --------------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [ ] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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

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                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1.Title of Security  2.Trans-  3.Trans-   4.Securities Acquired (A)   5.Amount of        6.Owner-    7.Nature of
  (Instr. 3)           action    action     or Disposed of (D)          Securities Ben-    ship        Indirect
                       Date      Code       (Instr. 3, 4 and 5)         eficially Owned    Form: Di-   Beneficial
                       (Month/   (Instr.8)  ------------------------    at end of          rect (D)    Ownership
                       Day/                           (A) or            Issuer's Fiscal    or Indi-    (Instr. 4)
                       Year)                Amount    (D)      Price    Year (Instr. 3               rect (I)
                                                                        and 4)   (Instr. 4)
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* If the form is filed by more than one reporting person, see Instruction
4(b)(v).  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of Derivative Security    2.Conver-    3.Trans-    4.Transac-  5.Number of Deriva-
  (Instr. 3)                        sion or      action      tion        tive Securities
                                    Exer-        Date        Code        Acquired (A) or
                                    cise         (Month/     (Instr.8)   Disposed of (D)
                                    Price of     Day/                    (Instr. 3,4, and 5)
                                    Deriva-      Year)
                                    tive Se-                             -------------------
                                    curity                                (A)         (D)
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  Options                            $2.40       2/20/98        A          8,333
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  Options                            $1.50       10/1/98        A         25,000
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  Options                            $3.00       12/7/98        A          8,333
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  Options                            $1.00       7/19/99        A        200,000
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6.Date Exercis-    7.Title and Amount of      8.Price      9.Number       10.Owner-     11.Nature
  able and Expi-     Underlying Securities      of           of De-          ship of       of Indi-
  ration Date        (Instr. 3 and 4)           De-          rivative        Deriva-       rect Ben-
  (Month/Day/                                   riva-        Securi-         tive Se-      eficial
   Year)                                        tive         ties Ben-       curity:       Owner-
--------------------  ----------------------    Secu-        eficially       Direct        ship
 Date        Expira-               Amount or    rity         Owned at        (D) or        (Instr.4)
 Exer-       tion                  Number of    (Instr. 5)   End of Year     Indirect
 cisable     Date     Title        Shares                    Year(Instr.4)   (I)(Instr.4)
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2/20/99     2/20/08   Common Stock     8,333     (1)            8,366          D
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10/1/98     10/1/08   Common Stock    25,000     (1)           33,366          D
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12/7/99     12/7/08   Common Stock     8,333     (1)           41,699          D
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7/19/00     7/19/09   Common Stock   200,000     (1)          241,699          D
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
Explanation of Responses:

(1) These options were granted at fair market value on date of grant for service on the company's Board of Directors

Note: Mr. Clements  resigned from the Company's  Board of Directors on August 1,
      2000.

                           /s/ John P. Clements                      8/10/00
                           -------------------------------     -----------------
                           **Signature of Reporting Person            Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.